Exhibit 10.2

Written Summary of Culp Home Fashions Division
Management Incentive Plan

The plan provides for annual cash bonuses to certain employees of the Culp Home Fashions (CHF) division, on the following basis:

Each participant in the plan has a stated Management Incentive Plan ("MIP") target bonus opportunity, stated as a percentage of the participant's annual salary. The target bonus opportunity for each participant varies from 10% to 50% of salary, as determined by the CHF Division management (or in the case of any executive officer, by the Compensation Committee of the board of directors). The plan sets forth target levels of three performance measures for the CHF Division
- operating income, free cash flow and return on capital, in each case excluding certain extraordinary and non-recurring items, such as restructuring and related charges, goodwill write-offs, prepayment fees on debt, other non-recurring items, and acquisitions. If the division reaches the target levels for each performance measure, bonuses in the amount of 100% of the target bonus opportunity will be paid. There is also a minimum threshold level for each performance measure that will cause bonuses to be paid in the amount of 10% of the target bonus opportunity, a maximum threshold level for each performance measure that will cause bonuses to be paid in the amount of 150% of the target bonus opportunity, and a super maximum threshold level that will causes bonuses to be paid in the amount of 200% of the target bonus opportunity. Thus, the bonus amounts under the plan could range from 1% of salary for certain participants to as much as 100% of salary for other participants. The performance measures are "weighted" such that achieving a certain level with respect to each performance measure will have a varying effect on determining the overall bonus. The weights assigned to each respective performance measure are as follows: 55% weight to operating income, 30% weight to free cash flow, and 15% weight to return on capital. In addition, the plan provides that bonuses will only be paid if the company as a whole reports positive earnings, excluding restructuring and related expenses and other extraordinary items.